Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Forms S-8 No. 33-42895, No. 33-42899, No. 33-42908, No. 33-42909, No. 333-04615, No. 333-33336, No. 33-70948, No. 333-103510, No. 333-113149, No. 333-122881, No. 333-140950 and No. 333-167818) of Healthways, Inc. of our reports dated March 15, 2011, with respect to the consolidated financial statements of Healthways, Inc. and the effectiveness of internal control over financial reporting of Healthways, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Nashville, Tennessee
March 15, 2011